Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
BuzzFeed, Inc.
(Exact name of Registrant as Specified in its Charter)

Type 1—Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share, reserved for issuance pursuant to the BuzzFeed, Inc. 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	6,977,162 (2)	$1.02 (3)	$7,116,705	0.00011020	$784.26
Equity	Class A common stock, $0.0001 par value per share, reserved for issuance pursuant to the BuzzFeed, Inc. 2021 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	1,395,432 (4)	$0.87 (5)	$1,214,026	0.00011020	$133.79
Total Offering Amounts					$8,330,731		$918.05
Total Fee Offsets (6)							—
Net Fee Due							$918.05

________________________
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A common stock, par value $0.0001 per share, of BuzzFeed, Inc. (the “Registrant”) that become issuable under the 2021 Equity Incentive Plan (the “EIP”) and the BuzzFeed, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Class A common stock, as applicable.
(2)The additional shares of Class A common stock represent 6,977,162 shares of Class A common stock reserved for issuance under the EIP on January 1, 2023 by operation of the “evergreen” provision contained in the EIP. Pursuant to such “evergreen” provision, the number of shares of Class A common stock reserved for issuance under the EIP automatically increases on the first day of each fiscal year of the Registrant during the term of the EIP by a number equal to the lesser of (a) 5% of the total number of shares of all classes of the Registrant’s common stock actually issued and outstanding on the last day of the immediately preceding prior fiscal year or (b) such lesser number of shares determined by the Registrant’s board of directors.

(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Capital Market on March 15, 2023.
(4)The additional shares of Class A common stock represent 1,395,432 shares of Class A common stock reserved for issuance under the ESPP on January 1, 2023 by operation of the “evergreen” provision contained in the ESPP. Pursuant to such “evergreen” provision, the number of shares of Class A common stock reserved for issuance under the ESPP automatically increases on the first day of each fiscal year of the Registrant during the term of the ESPP by a number equal to 1% of the total number of shares of all classes of the Registrant’s common stock actually issued and outstanding on the last day of the immediately preceding prior fiscal year, or a lesser number as may be determined by the Registrant’s board of directors, provided that no more than 25,076,951 shares of Class A common stock of the Registrant may be issued over the term of the ESPP.
(5)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Capital Market on March 15, 2023, multiplied by 85%.
(6)The Registrant does not have any fee offsets.